Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Iridium Communications Inc. for the registration of Common Stock and to the incorporation by reference therein of our report dated March 4, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Iridium Communications Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

May 8, 2014